EXHIBIT 99.1

Press Release
Date:	September 6, 2012	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645

ENSTAR GROUP LIMITED TO ACQUIRE

U.S. AND CANADIAN CLOSED-LIFE INSURANCE OPERATIONS FROM HSBC FINANCE

Hamilton, Bermuda – September 6, 2012 – Enstar Group Limited (Nasdaq: ESGR) today announced that it has entered into a definitive agreement under which Enstar will acquire all of the shares of Household Life Insurance Company of Delaware and HSBC Insurance Company of Delaware from Household Insurance Group Holding Company, an affiliate of HSBC Holdings plc.

The companies to be acquired have written various U.S. and Canadian life insurance, including credit insurance, term life insurance, assumed reinsurance, corporate owned life insurance, and annuities.

Enstar expects to finance the purchase price through a combination of cash on hand and a drawing under its revolving credit facility. The base purchase price of $181 million will roll forward under the terms of the stock purchase agreement based upon changes to the capital and surplus of the acquired entities arising from the operation of the business prior to closing. Completion of the transaction is conditioned on, among other things, governmental and regulatory approvals and satisfaction of various customary closing conditions. The transaction is expected to close by the end of the first quarter of 2013.

“Whilst our core focus remains non-life property and casualty run-off, we are excited to further expand our portfolio of run-offs with this acquisition of closed-life insurance business from HSBC,” said Dominic Silvester, Chief Executive Officer of Enstar. “We recognize the confidence they are putting in Enstar by entrusting the insurance policies of their own customers to us. We have been studying closed-life insurance for a number of years – including through our small acquisition of Laguna Life Limited in 2011 – and we have expanded our knowledge and understanding of this business, which we see as an enhancement to our global run-off strategy.”

Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and portfolios of insurance and reinsurance business in run-off, and provides management, consultancy and other services to the insurance and reinsurance industry.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. The foregoing list of important factors is not exhaustive. Other important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Form 10-K for the year ended December 31, 2011, and are incorporated herein by reference. Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.